Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Net Income of $1.4 million in the First Quarter of 2012

The Company’s Fifth Consecutive Profitable Quarter

COSTA MESA, Calif., May 7, 2012 (Globenewswire) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported net income of $1.4 million and $0.09 per diluted share of common stock in the quarter ended March 31, 2012, the fifth consecutive quarter of profits.

Raymond E. Dellerba, the Company’s President and CEO, stated, “We are very pleased to be able to report our 5th consecutive profitable quarter. The Bank and our dedicated officers and employees will continue to do our part to support the small to medium size businesses in our California marketplace. The customers we bank provide the backbone of the well-being and growth of the economy.” President Dellerba went on to say, “With the lending expertise and the cash management programs we have in place, we are able to give our business customers the tools to aid in the expansion of their businesses and, therefore, enable them to again hire new employees for the economic good of California.”

“Furthermore, I really want to applaud the opportunities provided the Bank by our commercial lending and cash management, mortgage lending, and entertainment financing divisions, and our Preferred Lender status, customized SBA lending, including the Export-Import division, to support a world-wide influence that will benefit California well into the future. With the completion last month of the final installment of our $50.2 million capital raise, we have the capacity to promote these financial initiatives and programs,” continued Mr. Dellerba. “But nothing can be accomplished without people, and again I want to thank our professional and dedicated officers and employees, our board of directors, and our customers and shareholders, for their unwavering support,” concluded President Dellerba.

Results of Operations

Overview.

In the three months ended March 31, 2012, the Company generated $2.2 million of pretax income, an increase of $525,000, or 31%, over pretax income of $1.7 million for the same three months of in the same quarter of 2011. That increase was primarily attributable to a $4.7 million, or 344%, increase in noninterest income, as compared to noninterest income in the first three months of 2011. That increase was due primarily to the growth of our mortgage banking business which generated a $3.7 million, or 440%, increase in revenue in this year’s first quarter as compared to the first quarter of 2011.

Net income in the three months ended March 31, 2012 total $1.4 million, which was $298,000, or nearly 18%, lower than in the same three months of 2011. That decline was due to an $823,000 increase in the provision for income taxes, which was somewhat offset by the increase in pretax income of $525,000, in this year’s first quarter.

Net income per diluted share of common stock declined to $0.09 in the first three months of 2012, from $0.13 per diluted share of common stock in the same three months of 2011. That decline was due not only to the decrease in net income, but also to a nearly 19% increase in the weighted average number of common shares outstanding during this year’s first quarter, as compared to the first quarter of 2011. That increase was primarily the result of our issuance, in July 2011, of approximately 1.6 million shares of common stock on the conversion of $11,555,000 of our Series A Preferred Stock at a conversion price of $7.65 per share of common stock.

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PMBC First Quarter 2012 Earnings Release

May 7, 2012

Net Interest Income. Net interest income in the three months ended March 31, 2012 decreased by $591,000, or nearly 7%, to $8.0 million from $8.6 million in the same three months of 2011, due primarily to a $1.2 million, or 10%, decrease in interest income, partially offset by a $560,000, or nearly 20%, decrease in interest expense. The reduction in interest income was primarily the result of a decrease in yields on loans and other interest-earning assets due primarily to further reductions in interest rates by the Federal Reserve Board and a resulting $37 million reduction in the average volume of, securities available for sale during this year’s first quarter.

Provision for Loan Losses. During the first quarter end March 31, 2012, we reversed the provision for loan losses by $400,000, as a result of a determination, based on the methodologies we employ in assessing the sufficiency of the allowance for loan losses, or “ALL”, that we could reduce the ALL by that due primarily to an overall improvement in the quality of the loans in our loan portfolio over the prior 12 months. As result, the ALL totaled $13.6 million and 1.98% of total loans outstanding at March 31, 2012. By comparison, the ALL totaled $18.4 million and 2.56% of total loans outstanding at March 31, 2011.

Noninterest income. Noninterest income increased by $4.7 million, or 344%, in this year’s first quarter, primarily attributable to a $3.7 million, or 440%, increase in mortgage banking revenue (inclusive of gains on sales of mortgage loans), as a result of the growth of our mortgage banking business. Also contributing to the increase in noninterest income was $1.2 million of net gains on sales of securities available for sale.

Non-interest expense. In the three months ended March 31, 2012, noninterest expense increased by $4.0 million, or 47.7%, as compared to the corresponding period of 2011. That increase was due primarily to (i) the growth of our mortgage banking business, as we added mortgage personnel and incurred higher marketing, business development and other costs to increase the volume of mortgage loan originations and (ii) $1.7 million of write downs of the carrying values of other real estate owned (“OREO”) to fair value.

Income tax expense. In the three months ended March 31, 2012, we recorded income tax expense of $823,000, which represents an effective combined federal and tax income tax rate of 37%. By comparison, notwithstanding the nearly $1.7 million in pretax income that we generated in the first quarter of 2011, we did not record any provision for income taxes for that quarter, because we were able to reduce a portion of the valuation allowance we had established in prior years against our deferred tax asset, which had the effect of offsetting the provision for income taxes we would otherwise have had to record.

Balance Sheet Information

Loans. At March 31, 2012, gross loans totaled more than $689 million, a decrease of $29 million, or 4%, as compared to $718 million at March 31, 2011. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at March 31, 2012 and March 31, 2011.

	March 31, 2012		March 31, 2011
	Amount	Percent	Amount	Percent
	Unaudited
Commercial loans	$188,763	27.4%	$206,719	28.8%
Commercial real estate loans - owner occupied	162,723	23.6%	169,535	23.6%
Commercial real estate loans - all other	143,876	20.8%	142,577	19.9%
Residential mortgage loans - multi-family	64,529	9.4%	83,340	11.6%
Residential mortgage loans - single family	74,431	10.8%	68,945	9.6%
Construction loans	80	N/M	2,185	0.3%
Land development loans	29,105	4.2%	26,120	3.6%
Consumer loans	26,394	3.8%	18,696	2.6%

Gross loans	$689,901	100.0%	$718,117	100.0%

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PMBC First Quarter 2012 Earnings Release

May 7, 2012

Deposits. Deposits increased by $38 million, or 5%, to $868 million at March 31, 2012, from $830 million at March 31, 2011, primarily as a result of (i) a $36 million, or 26%, increase in savings/money market deposits to $179 million at March 31, 2012, from $143 million at March 31, 2011 and (ii) an $11 million, or 7%, increase in non-interest bearing demand deposits to $166 million at March 31, 2012 from $155 million at March 31, 2012, partially offset by an $11 million, or 2%, reduction in higher-cost time deposits to $494 million at March 31, 2012, from $505 million at March 31, 2011. The reduction in higher cost time deposits was primarily the result of our decision not to seek the renewal of some of those deposits on their maturities in order to reduce our balance sheet liabilities and interest expense. As a result, lower-cost core deposits increased to 43%, and higher cost-time deposits decreased to 57% of total deposits at March 31, 2012, from 39% and 61%, respectively, at March 31, 2011.

Asset Quality

Non-performing assets consist of non-performing loans, real properties and other assets acquired by or in lieu of loan foreclosures (“other real estate owned” or “OREO”) and non-performing securities. As the table below indicates, non-performing loans decreased by $8.6 million or 31%, to $19.3 million at March 31, 2012, as compared to $27.9 million at March 31, 2011. That improvement, however, was partially offset by an $8.2 million increase in other real estate owned to $36.0 million at March 31, 2012 from to $27.8 million at March 31, 2011, which was due to our acquisition, by or in lieu of foreclosure, of additional properties that had previously collateralized some of the non-performing loans. The increase in other real estate owned was partially offset by sales of parcels of other real estate owned which we had acquired in prior periods. The following table sets forth the changes (in thousands of dollars) in-performing assets and in the quality of the loan portfolio over the five quarters ended March 31, 2012.

	2012	2011
	March 31,	December 31,	September 30,	June 30,	March 31,
Non-Performing Assets:
Total non-performing loans	$19,252	$14,099	$27,940	$27,303	$27,895
Total other real estate owned	36,006	37,421	23,761	25,012	27,766
Total other non-performing assets	287	380	380	621	403

Total non-performing assets	$55,545	$51,900	$52,931	$52,081	$56,064
Past Due:
Loans 90 days past due	$7,700	$5,110	$23,595	$25,129	$8,165
Loans 30 days past due	9,053	6,041	6,552	782	23,708

Total loans past due 30 days or more	$16,753	$11,151	$30,147	$25,911	$31,873
Allowance for loan losses	$13,634	$15,627	$16,726	$17,383	$18,366
Ratio of allowance to total loans outstanding	1.98%	2.37%	2.43%	2.42%	2.56%

Capital Resources

At March 31, 2012, the Company, on a consolidated basis, and the Bank, on a stand-alone basis, had total capital of approximately $101 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 13.2% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

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PMBC First Quarter 2012 Earnings Release

May 7, 2012

The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand alone basis) at March 31, 2012, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At March 31, 2012		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$101,297	13.2%	N/A	N/A
Bank	101,301	13.2%	$84,753	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$111,927	11.9%	N/A	N/A
Bank	111,923	12.0%	$50,852	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$111,927	10.0%	N/A	N/A
Bank	111,923	10.0%	$50,797	At least 5.0%

Mortgage Division

The Bank’s Mortgage Division originated approximately $144.2 million of mortgage loans during the quarter ended March 31, 2012, an increase of $87.4 million, or 153%, over the approximately $56.8 million of mortgage loans originated during the quarter ended March 31, 2011. In addition, the Mortgage Division generated revenues of approximately $4.5 million during the quarter ended March 31, 2012, an increase of approximately $3.7 million, or 440%, over the quarter ended March 31, 2011.

Neil B. Kornswiet, the President of the Mortgage Division of the Bank, stated “The Mortgage Division continues to grow its loan origination volume profitably. I believe our new initiatives, which enable us to sell mortgage loans directly to Fannie Mae and Freddie Mac and to issue Ginnie Mae securities should help us to continue to grow in loan volume and profitability.”

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego Counties, and another in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition, the Bank offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based

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PMBC First Quarter 2012 Earnings Release

May 7, 2012

on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

These risks and uncertainties include, but are not limited to, the following: The risk that the economic recovery will continue to be weak and sluggish, as a result of which we could incur additional credit losses that would adversely affect our results of operations and cause us to incur losses during the remainder of 2012; uncertainties and risks with respect to the effects that our compliance with the Federal Reserve Bank regulatory agreement (the “FRB Agreement”) and regulatory order of the California Department of Financial Institutions (the “DFI Order”) will have on our business and results of operations, including the risk that sales of equity securities by us to raise additional capital could be dilutive of our existing shareholders and the risk of potential future supervisory action against us or the Bank if we are unable to meet the requirements of the FRB Agreement or the DFI Order; the risks that continued weakness in the economy and the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economic recovery, will further reduce our net interest margins and, therefore, our net interest income; the risks that we will not be able to manage our interest rate risks effectively, in which event, our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase generally and more particularly as a result of the implementation of the recently enacted Dodd-Frank Consumer Protection and Financial Reform Act, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; and the risk that our wholesale mortgage banking business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K that we filed with the SEC on February 27, 2012, as updated and modified by the discussion of risk factors contained in our Quarterly Report on Form 10-Q which we are filing with the SEC today, May 7, 2012. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance.

We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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PMBC First Quarter 2012 Earnings Release

May 7, 2012

CONSOLIDATED RESULTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
			Percent Change
	2012	2011
Total interest income	$10,310	$11,461	(10.0)%
Total interest expense	2,295	2,855	(19.6)%

Net interest income	8,015	8,606	(6.9)%
Provision for loan losses	(400)	—	N/M

Net interest income after provision for loan losses	8,415	8,606	(2.2)%
Non-interest income
Service charges & fees on deposits	233	273	(14.7)%
Mortgage banking (including net gains on sales of loans held for sale)	4,531	839	440.0%
Net gains on sales of securities	1,186	11	N/M
Other than temporary impairment of securities	(77)	(52)	48.1%
Net gains/losses on OREO	(19)	107	(117.8)%
Other non-interest income	173	180	(3.9)%

Total non-interest income	6,027	1,358	343.8%
Non-interest expense
Salaries & employee benefits	5,617	3,977	41.2%
Occupancy and equipment	1,050	987	6.4%
Professional Fees	1,226	961	27.6%
Provision for contingencies	339	—	N/M
OREO expenses	1,824	374	387.7%
FDIC Expense	614	802	(23.4)%
Other non-interest expense	1,567	1,183	32.5%

Total non-interest expense	12,237	8,284	47.7%

Income (loss) before income taxes	2,205	1,680	31.3%
Income tax provision	823	—	N/M

Net income (loss)	1,382	1,680	(17.7)%
Cumulative undeclared dividends on Series A Preferred Stock	(234)	(312)	(25.0)%

Net income (loss) allocable to common stockholders	$1,148	$1,368	(16.1)%

Net income (loss) per common share
Basic	$0.09	$0.13
Diluted	$0.09	$0.13
Weighted average number of shares outstanding
Basic	12,396,367	10,434,665
Diluted	12,428,949	10,456,249
Ratios from continuing operations(1)
ROA	0.54%	0.67%
ROE	6.28%	10.72%
Efficiency ratio	87.15%	83.14%
Net interest margin(1)	3.34%	3.60%

(1)	Ratios and net interest margin for the three month periods ended March 31, 2012 and 2011 have been annualized.

PMBC First Quarter 2012 Earnings Release

May 7, 2012

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	March 31,		Increase/ (Decrease)
	2012	2011
ASSETS
Cash and due from banks	$12,514	$9,063	38.1%
Interest bearing deposits with financial institutions(1)	159,997	44,691	258.0%
Interest bearing time deposits	1,553	1,978	(21.5)%
Investments (including stock)	54,823	180,356	(69.6)%
Loans held for sale, at fair value	70,748	19,260	267.3%
Core Loans, net	675,492	699,084	(3.4)%
OREO	36,870	27,766	32.8%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	25,136	13,645	84.2%

Total Assets	$1,037,815	$996,525	4.1%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$166,102	$154,650	7.4%
Interest bearing deposits
Interest checking	28,612	27,653	3.5%
Savings/money market	179,275	142,578	25.7%
Certificates of deposit	494,073	504,699	(2.1)%

Total interest bearing deposits	701,960	674,930	4.0%

Total deposits	868,062	829,580	4.6%
Other borrowings	54,000	78,000	(30.8)%
Other liabilities	10,485	7,107	47.5%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	950,074	932,214	1.9%
Shareholders’ equity	87,741	64,311	36.4%

Total Liabilities and Shareholders’ Equity	$1,037,815	$996,525	4.1%

Tangible book value per share	$6.34	$4.95	28.1%

Tangible book value per share, as adjusted(2)	$6.14	$5.67	8.3%

Common shares outstanding	12,454,173	10,434,665	19.4%

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

Average Balances (in thousands)	Three Months Ended March 31,
	2012	2011
Average gross loans (*)	$662,818	$724,662
Average loans held for sale	$61,803	$14,507
Average earning assets	$963,707	$969,457
Average assets	$1,022,742	$1,015,764
Average equity	$88,532	$63,553
Average interest bearing deposits	$703,130	$664,100

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

Credit Quality Data (dollars in thousands)	At March 31,
	2012	2011
Total non-performing loans	$19,252	$27,895
Other real estate owned	36,006	27,766
Other non-performing assets	287	371

Total non-performing assets	$55,545	$56,032

Net charge-offs year-to-date	$1,593	$(265)
90-day past due loans	$7,700	$8,165
Allowance for loan losses	$13,634	$18,366
Allowance for loan losses/gross loans (excl. loans held for sale)	1.98%	2.56%
Allowance for loan losses /total assets	1.31%	1.84%

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